Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Critical Metals Corp. on Form S-8 of our report dated November 9, 2024 with respect to our audit of the financial statements of Critical Metals Corp. as of June 30, 2023 and for the period from October 14, 2022 (inception) through June 30, 2023 appearing in the Prospectus, which is part of the Registration Statement on Form F-1, as amended (File No. 333-278400).

/s/ Marcum llp

Marcum llp

Houston, Texas

June 6, 2024